Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 333-52648, 333-120968, 333-148339, 333-159590, 333-171941, 333-175022 and 333-177152 on Form S-8 of our reports dated February 28, 2011 (October 14, 2011 as to Note 21) relating to the consolidated financial statements and financial statement schedule of Endo Pharmaceuticals Holdings Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Current Report on Form 8-K of the Company filed on October 14, 2011.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
October 14, 2011